Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-138652 on Form S-3 of our report dated April 29, 2008, relating to the financial statements and financial statement schedules of Loral Space & Communications Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and contains explanatory paragraphs (1) which indicate that the Company adopted fresh-start reporting, as of October 1, 2005, and (2) relating to the Company’s adoption of new accounting standards) and of our report dated April 29, 2008 relating to the effectiveness of the Company’s internal control over financial reporting, (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) appearing in the Annual Report on Form 10-K of Loral Space & Communications Inc. for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

DELOITTE & TOUCHE LLP
New York, New York
August 11, 2008